EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated November 22, 2004, accompanying the consolidated financial statements included in the Annual Report of Hemagen Diagnostics, Inc. on Form 10-KSB for the year ended September 30, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Hemagen Diagnostics, Inc. on Form S-3.

/s/ GRANT THORNTON LLP

Baltimore, Maryland
April 26, 2005